UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 16, 2011

ARC Wireless Solutions, Inc.
(Exact Name of Registrant as Specified in its Charter)

Utah
(State or other jurisdiction of incorporation)

000-18122	87-0454148
(Commission File Number)	(IRS Employer Identification No.)

6330 North Washington Street, Suite 13 Denver, Colorado	80216-1146
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   303-421-4063

Former Name or Former Address, if Changed Since Last Report:   Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02:   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Jason Young as Chief Executive Officer and Secretary

Effective as of August 16, 2011, Mr. Jason Young has resigned as the Chief Executive Officer and Secretary of ARC Wireless Solutions, Inc. (the “Company”). Mr. Young shall remain as the Chairman of the Company’s Board of Directors.  Mr. Young informed the Company that his resignation from his positions as an officer of the Company was not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.  Mr. Young has advised the Company that he is resigning from his positions as an officer of the Company to have more time to attend to other business matters.

Resignation of Steve Olson as President, Chief Technology Officer, and Acting CFO

Effective as of August 16, 2011, Mr. Steve Olson has resigned as the Company’s President, Chief Technology Officer, and Acting Chief Financial Officer.  Mr. Olson informed the Company that his resignation from his positions as an officer of the Company was not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.  Mr. Olson has advised the Company that he is resigning from his positions as an officer of the Company to pursue other opportunities.

Resignation of Marco Vega from the Board of Directors

Effective as of August 16, 2011, Mr. Marco Vega has resigned from the Company’s Board of Directors.  Mr. Vega informed the Company that his resignation from his positions as a member of the Company’s Board of Directors was not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.  Mr. Vega has advised the Company that he is resigning from his position as a member of the Company’s Board of Directors to have more time to attend to other business matters.

Appointment of Ted Deinard as Interim Chief Executive Officer, Acting Chief Financial Officer, Secretary and Member of the Board of Directors

Effective as of August 16, 2011, Mr. Ted Deinard has been appointed as the Company’s Interim Chief Executive Officer, Acting Chief Financial Officer, Secretary and as a member of the Company’s Board of Directors.

Mr. Deinard is a Managing Director of Quadrant Management Inc. where he is responsible for the evaluation and management of private investment transactions.  Mr. Deinard was previously a Director with Citigroup Global Markets (“Citi”) working with issuers of tax-exempt bonds in the U.S. At that position he was responsible for the design, marketing, structuring, execution and maintenance of a broad portfolio of risk management, investment, and credit products including interest rate swaps, options, caps, floors, repurchase agreements, guaranteed investment contracts, rolling securities agreements, letters of credit, bridge loans, and structured notes. During his twelve-year tenure at Citi, Mr. Deinard was involved in the execution of over $26 billion in derivative, reinvestment, and lending transactions, serving both clients of Citi's Public Finance Department as well as issuers, advisors, and banks nationwide. Mr. Deinard was a co-chair of the SIFMA (formerly known as BMA) Municipal Financial Products Committee and was also a leading consultant to tax-exempt entities regarding the application of mark-to-market accounting standards for derivative instruments. Mr. Deinard received his Bachelor of Arts from Yale University.

No decisions have been made at this time regarding Mr. Deinard’s compensation.

Because of his employment with Quadrant Management, Inc., which is under common control with the Brean Murray Carret Group, Inc., Mr. Deinard is deemed to be under control of the Brean Murray Carret Group, Inc.  Brean Murray Carret Group, Inc. is the owner of 36.3% of the Company’s common stock.

Quadrant Management, Inc. provides the Company financial advisory and business consulting services, including restructuring services.  In addition, the Company utilizes the manufacturing, product sourcing, and outsourcing services of Rainbow Industrial Limited (“RIL”) which is based in China.  RIL is wholly owned by an affiliate of Quadrant Management, Inc., which is affiliated with the Company and its Chief Executive Officer as described above. The Company purchases goods and services from RIL valued at approximately $200,000 per month, however the actual dollar amount can vary significantly with normal fluctuations in business activity. RIL has advised the Company that it is providing these goods and services to the Company at or near cost and that RIL does not expect to make any material profit from such transactions.   The Company uses RIL because it believes doing so lowers its costs and simplifies its internal accounting procedures.

Appointment of Harold R. Bledsoe as President and Chief Technology Officer

Effective as of August 16, 2011, Mr. Harold R. Bledsoe has been appointed as the Company’s President and Chief Technology Officer.

Prior to joining the Company in May 2011, Mr. Bledsoe held the position of Director of Business Development at Ubiquiti Networks, Inc. where he worked to develop various global markets.  Prior to Ubiquiti Networks, Inc., Mr. Bledsoe was co-founder and President of Deliberant LLC.  Here Mr. Bledsoe took the wireless equipment manufacturer from startup to a global multi-brand, multi-million dollar business over the course of 5 years. He has studied the industry extensively and worked with customers all over the globe.  Mr. Bledsoe received his Bachelors of Science in Computer Engineering from the Georgia Institute of Technology, graduating with High Honors in 2003.

No decisions have been made at this time regarding Mr. Bledsoe’s compensation.

#                      #                      #

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARC Wireless Solutions, Inc.
(Registrant)

Date: August 19, 2011	By:	/s/ Ted Deinard
Name: Ted Deinard
Title: Interim Chief Executive Officer